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                                                                      EXHIBIT 21

                                  Subsidiaries

Severn Savings Bank, FSB

SBI Mortgage Company

Louis Hyatt, Inc. t/a Hyatt Real Estate

Crownsville Development Corporation

Crownsville Holdings I, LLC

Homeowners Title and Escrow Corporation

Severn Financial Services Corporation

Creekside Commons, LLC

SSB Realty Holdings, LLC

SSB Realty Holdings II, LLC

HS West, LLC

Severn Preferred Capital Corporation